Exhibit 99.1

December 23, 2009

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
(541) 617-3526
Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
(541) 385-6205

CASCADE BANCORP ANNOUNCES WITHDRAWAL OF COMMON STOCK OFFERING AND NASDAQ NOTICE OF MINIMUM BID PRICE NON-COMPLIANCE

Bend, Oregon (December 23, 2009) Cascade Bancorp (NASDAQ: CACB), today announced that it has withdrawn its registration statement with respect to the public offering of $93 million of its common stock.  The Company plans to continue to pursue capital raising opportunities once market conditions become more favorable.

On October 29, 2009, the Company entered into securities purchase agreements with David F. Bolger (“Mr. Bolger”) and an affiliate of Lightyear Fund II, L.P. (“Lightyear”) for the purchase and sale of an aggregate of $65 million of shares of the Company’s common stock.  Mr. Bolger and Lightyear are permitted to terminate those securities purchase agreements on December 31, 2009.  Lightyear and Mr. Bolger have indicated a willingness, under certain conditions, to amend these arrangements in order to provide the Company additional time to implement a capital raise.  In addition, the Company’s agreement to repurchase $66 million in trust preferred securities for an after-tax gain of approximately $31 million remains in place, conditioned upon meeting previously disclosed capital raise related closing conditions.

CEO Patricia L. Moss commented, “We are appreciative of the continuing support of Lightyear and Mr. David F. Bolger as we seek to augment their aggregate conditional commitment of $65 million with additional sources of capital.  Given the challenging capital market conditions we must remain flexible and persistent in our efforts to raise capital to improve our financial strength.”

Separately, on December 17, 2009, the Company received a notice letter from The NASDAQ Stock Market regarding its non-compliance with Rule 5550(a)(2) of the NASDAQ Marketplace Rules with respect to the minimum bid price requirement of $1.00 per share. The Company’s common stock has failed to meet the $1.00 minimum bid price for 30 consecutive business days.

The notice letter has no immediate effect on the listing of the Company’s common stock on The NASDAQ Capital Market. In accordance with Rule 5810(b) of the NASDAQ Marketplace Rules, the Company has a 180 calendar day grace period, or until June 15, 2010, to comply with the minimum bid price requirement. To regain compliance, the bid price must meet or exceed $1.00 per share for at least ten consecutive business days prior to June 15, 2010.

If the Company does not regain compliance with the minimum bid price rule by June 15, 2010, NASDAQ will again provide written notification that the Company's securities are subject to potential delisting.  At that time, the Company may appeal the delisting determination to a NASDAQ listing qualifications hearings panel.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations and intentions and are not statements of historical fact.  When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Certain risks and uncertainties and the Company’s success in managing such risks and uncertainties cause actual results to differ materially from those projected, including among others, the risk factors described in our quarterly report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) for the quarter ended September 30, 2009 as well as the following factors: whether the closing conditions of the public offering and the concurrent private offerings will be satisfied; our inability to comply in a timely manner with the cease and desist order with the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (“DFCS”), under which we are currently operating, could lead to further regulatory sanctions or orders, which could further restrict our operations and negatively affect our results of operations and financial condition; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; we may be compelled to seek additional capital in the future to augment capital levels or ratios or improve liquidity, but capital or liquidity may not be available when needed or on acceptable terms; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and current regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition.

These forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof.  Readers should carefully review all disclosures filed by the Company from time to time with the SEC.